SUB-ITEM 77Q(e)

                            MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this 4th day of August, 2000 between AIM Advisor Funds (the "Trust"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

         The Trust and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees or reimburse expenses to the extent that the expenses (excluding management fees, Rule 12b-1 distribution plan fees, trustees' fees, interest, taxes, dividend expense on short sales, extraordinary items, and increases for indirect expenses resulting from expense offset arrangements, if any) of a class of a Fund exceed the rate set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Trust nor AIM may remove or amend the waivers or expense limitations to the Trust's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived.

         The Trust and AIM agree to review the then-current waivers or expense limitations for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers or limitations should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or AIM terminates the waivers or limitations, or the Trust and AIM are unable to reach an agreement on the amount of the waivers or limitations to which the Trust and AIM desire to be bound, the waivers or limitations will continue for additional one-year terms at the rate to which the Trust and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and AIM agree to be bound.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                       AIM Advisor Funds,
                                       on behalf of each Fund listed in
                                       Exhibit "A"to this Memorandum
                                       of Agreement

                                       By:     /s/ Robert H. Graham
                                               ----------------------
                                       Title:  President
                                               ----------------------


                                       A I M Advisors, Inc.

                                       By:     /s/ Robert H. Graham
                                               ----------------------
                                       Title:  President
                                               ----------------------

                                  EXHIBIT "A"

                               AIM ADVISOR FUNDS


        FUND                  EXPENSE LIMITATION              COMMITTED UNTIL
        ----                  ------------------              ---------------
AIM Advisor Real Estate
Fund
       Class A             Total Annual Fund Operating         August 3, 2001
                           Expenses Limited to 0.45%

       Class B             Total Annual Fund Operating         August 3, 2001
                           Expenses Limited to 0.45%

       Class C             Total Annual Fund Operating         August 3, 2001
                           Expenses Limited to 0.45%